Exhibit 4.2

VICI PROPERTIES L.P.
AS ISSUER

AND

UMB BANK, NATIONAL ASSOCIATION
AS TRUSTEE

FIFTH SUPPLEMENTAL INDENTURE
Dated as of August 14, 2026

$900,000,000 5.400% SENIOR NOTES DUE 2031
$850,000,000 5.750% SENIOR NOTES DUE 2036

SUPPLEMENT TO INDENTURE
DATED AS OF APRIL 29, 2022, BETWEEN
VICI PROPERTIES L.P. (AS ISSUER)
AND
UMB BANK, NATIONAL ASSOCIATION (AS TRUSTEE)

FIFTH SUPPLEMENTAL INDENTURE, dated as of August 14, 2026 (this “Fifth Supplemental Indenture”), between VICI PROPERTIES L.P., a Delaware limited partnership (the “Issuer”), having its principal executive office located at 535 Madison Avenue, New York, New York 10022, and UMB BANK, NATIONAL ASSOCIATION, as trustee, registrar, paying agent and transfer agent (the “Trustee,” “Registrar,” “Paying Agent” and “Transfer Agent,” respectively), which supplements that certain Indenture, dated as of April 29, 2022, by and between the Issuer and the Trustee (the “Base Indenture”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of Securities (as defined in the Base Indenture).

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of the Issuer’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this Fifth Supplemental Indenture to (A) create (i) a series of the Securities, in an initial aggregate principal amount equal to $900,000,000, entitled 5.400% Senior Notes due 2031 (the “2031 Notes”) and (ii) a series of the Securities, in an initial aggregate principal amount equal to $850,000,000, entitled 5.750% Senior Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”) and (B) establish the form and the terms and provisions of the Notes.

WHEREAS, the consent of Holders to the execution and delivery of this Fifth Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Fifth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE One
DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1         Definitions. Capitalized terms used but not otherwise defined in this Fifth Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In the event of a conflict between the language of this Fifth Supplemental Indenture and the Base Indenture, the language of this Fifth Supplemental Indenture shall control. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjusted Total Assets” means, as of any date of determination, the sum of (1) Total Assets as of the Reporting Date; and (2) any increase in Total Assets following the Reporting Date determined on a Pro Forma Basis, including any Pro Forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)            the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(b)            the amount of such principal payment; by

(2)	the sum of all such principal payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” means, with respect to any Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

“Caesars Las Vegas Master Lease” means the lease agreement, dated as of October 6, 2017, by and among CPLV Property Owner LLC and Claudine PropCo LLC, collectively, as landlord, and Desert Palace LLC, Caesars Entertainment Operating Company, Inc., CEOC, LLC and Harrah’s Las Vegas, LLC, collectively, as tenant, for the properties listed on Exhibit A thereto, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Caesars Regional Master Lease” means the lease agreement, dated as of October 6, 2017, by and among CEOC and the entities listed on Schedule A thereto, as landlord, and the entities listed on Schedule B thereto, as tenant, for the properties listed on Exhibit A thereto, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Capital Markets Indebtedness” means any Indebtedness having an aggregate outstanding principal amount in excess of $100.0 million, consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the U.S. Securities and Exchange Commission or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under Credit Facilities or other commercial bank facilities or similar Indebtedness, a sale and leaseback transaction, liabilities under a Finance Lease as reflected on the balance sheet of such Person in accordance with GAAP, or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the original issue date of the Notes or issued thereafter.

“Cash Equivalents” means any of the following types of Investments:

(1)	Government Securities due within one year after the date of the making of the Investment;

(2)	readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least A2 by Moody’s or A by S&P in each case due within one year from the making of the Investment;

(3)	time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (7) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(4)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250.0 million, or total assets of at least $5.0 billion, in each case due within one year after the date of the making of the Investment;

(5)	certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500.0 million, or total assets of at least $15.0 billion, in each case due within one year after the date of the making of the Investment;

(6)	repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act having on the date of the Investment capital of at least $500.0 million, due within 180 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(7)	commercial paper issued by any Person organized under the laws of the United States, any State thereof or the District of Columbia and having one of the two highest ratings obtainable from Moody’s or S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(8)	“money market preferred stock” issued by a corporation incorporated under the laws of the United States, any State thereof or the District of Columbia (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 180 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a lender or a bank described in clauses (3) or (4) above;

(9)	a readily redeemable “money market mutual fund” sponsored by a bank described in clause (4) or (5) above, or a registered broker or dealer described in clause (6) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (1) through (8) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(10)	corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the laws of the United States, any State thereof or the District of Columbia, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least A2 by Moody’s and A by S&P; and

(11)	Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (1), (3) and (7) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Century Canadian Portfolio” means the real estate assets of (i) Century Casino & Hotel Edmonton located in Edmonton, Alberta, (ii) Century Casino St. Albert located in St. Albert, Alberta, (iii) Century Mile Racetrack and Casino located in Edmonton, Alberta and (iv) Century Downs Racetrack and Casino located in Calgary, Alberta.

“Century Master Lease” means the lease agreement, dated as of December 6, 2019, by and among Lady Luck C LLC, Cape G LLC and Mountaineer CRR LLC, collectively, as landlord, Mountaineer Park Inc., IOC-Cape Girardeau LLC and IOC-Caruthersville, LLC, collectively, as tenant, for the (i) Mountaineer Casino Resort & Racetrack located in New Cumberland, West Virginia, (ii) Century Casino Caruthersville located in Caruthersville, Missouri, (iii) Century Casino Cape Girardeau located in Cape Girardeau, Missouri, (iv) Rocky Gap Casino Resort located in Flintstone, Maryland and (v) the Century Canadian Portfolio, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“CEOC” means CEOC, LLC, a Delaware limited liability company.

“Chelsea Piers Master Lease” means the sublease agreement, dated as of December 18, 2023, between a certain subsidiary of the Issuer, as sublandlord, and Chelsea Piers L.P. and North River Operating Company L.P., collectively, as subtenant, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Consolidated EBITDA” means, for any Test Period and with respect to any Person, the sum of (a) Consolidated Net Income of such Person for that period, plus (b) any extraordinary loss reflected in such Consolidated Net Income, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, in each case for that period, minus (c) any extraordinary gain reflected in such Consolidated Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, in each case for that period, plus (d) Consolidated Interest Expense of such Person for that period, plus (e) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not payable during that period), minus (f) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person for that period (whether or not receivable during that period), plus (g) depreciation, amortization and all unusual or non-recurring and/or non-cash expenses to the extent deducted in arriving at Consolidated Net Income for that period, plus (h) expenses classified as “transaction and acquisition expenses” on the applicable financial statements of that Person for that period, plus (i) rental revenues receivable in cash related to any Master Lease for that period and not recognized under GAAP (so long as such amount is actually received for such period), minus (j) rental revenues recognized under GAAP but not currently receivable in cash under any Master Lease, plus (k) non-controlling or minority interest reflected in Consolidated Net Income, and, without duplication, in each case as determined in accordance with GAAP, in each case for that period, plus (l) non-cash lease and financing adjustments for that period.

“Consolidated Interest Expense” means, for any Test Period, the aggregate amount of interest expense of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent deducted in arriving at Consolidated Net Income and without duplication:

(1)	the interest portion of payments paid or payable (without duplication) on Finance Leases;

(2)	amortization of financing fees, debt issuance costs and interest or deferred financing or debt issuance costs;

(3)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4)	interest with respect to Indebtedness that has been discharged;

(5)	the accretion or accrual of discounted liabilities during such period;

(6)	interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments;

(7)	payments made under Swap Contracts relating to interest rates with respect to such period and any costs associated with breakage in respect of hedging agreements for interest rates;

(8)	all interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees;

(9)	annual or quarterly agency fees paid to the administrative agent under any Credit Facilities; and

(10)	costs and fees associated with obtaining Swap Contracts and fees payable thereunder, all as calculated in accordance with GAAP.

“Consolidated Net Income” means, for any Test Period, the net income (loss) of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, without any reduction in respect of dividends on Preferred Stock; provided that the following items will be excluded in computing Consolidated Net Income, without duplication:

(1)	the net income (or loss) of any Person that is not a Subsidiary, except to the extent of the amount of cash dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income);

(2)	all after-tax gains or losses attributable to asset sales and other asset dispositions;

(3)	all after-tax gains or losses attributable to the extinguishment, retirement or conversion of debt and all after-tax gains and losses attributable to the settlement or termination of Hedging Obligations;

(4)	all after-tax extraordinary gains and extraordinary losses;

(5)	all after-tax gains and losses realized as a result of the cumulative effect of a change in accounting principles;

(6)	all impairment charges or asset write-offs or write-downs, including those related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(7)	all non-cash provisions and benefits attributable to expected credit losses pursuant to Accounting Standards Codification 326;

(8)	all non-cash gains and losses attributable to mark-to-market valuation of Hedging Obligations pursuant to Accounting Standards Codification 815; and

(9)	all non-cash charges and expenses related to stock-based compensation plans or other non-cash compensation,

provided further that when calculating Total Unencumbered Assets, the net income (loss) of the Issuer and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, shall exclude any amounts attributable to unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities.

“Convertible Indebtedness” means Indebtedness of the Issuer permitted to be Incurred under the terms of the Indenture that is (1) either (a) convertible into common stock of VICI REIT (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of VICI REIT and/or cash (in an amount determined by reference to the price of such common stock) and (2) subordinated to the Notes and all obligations with respect to the Notes on terms customary at the time for convertible subordinated debt securities.

“Credit Agreement” means the Credit Agreement, dated as of February 3, 2025, among the Issuer, the lenders from time to time party thereto and Wells Fargo Bank, N.A., as administrative agent, including any related notes, guarantees and collateral documents, as the same may be amended, amended and restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Development Property” means Real Property acquired for purposes of becoming, or currently under development into, an Income Property that is owned, operated or leased or otherwise controlled by the Issuer or its Subsidiaries. Each Development Property shall continue to be classified as a Development Property under the Indenture until the Issuer reclassifies such Development Property as an Income Property for purposes of the Indenture, upon and after which such property shall be classified as an Income Property under the Indenture.

“EBCI Southern Indiana Lease” means the lease agreement, dated as of September 3, 2021, by and between Caesars Southern Indiana Propco LLC, as landlord, and Caesars Riverboat Casino, LLC, as tenant, for the real estate assets associated with Caesars Southern Indiana, located in Elizabeth, Indiana, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the Issuer.

“Finance Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of such Person as lessee that is required to be classified and accounted for as a finance lease liability in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the original issue date of the Notes and any similar lease entered into after the issue date by any Person may, in the sole discretion of the Issuer, be treated as an operating lease and not a Finance Lease; and provided further that any Master Lease and any ground lease or similar obligation in which the obligations pursuant to such ground lease or similar obligation are passed on to the tenant under or in connection with a Master Lease will be deemed not to be a Finance Lease.

“Foundation Master Lease” means the lease agreement, dated as of December 22, 2022, by and among Fitz Propco LLC and WaterView Propco LLC, collectively, as landlord, and Majestic Mississippi, LLC and Casino Vicksburg, LLC, collectively, as tenant, for the Fitz Casino & Hotel, located in Tunica, Mississippi, and the WaterView Casino & Hotel, located in Vicksburg, Mississippi, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect on the date of any calculation or determination.

“Gaming” means casino, race track, racino, video lottery terminal, card club or other gambling activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pai gow poker, pari-mutuel wagering, sports wagering or other applicable types of wagering.

“Gaming Approval” means any and all approvals, licenses, findings of suitability, authorizations, registrations, permits, consents, rulings, orders or directives of any Governmental Authority: (1) necessary to enable the Issuer or its Subsidiaries to engage in a Gaming business (including the business of owning or leasing Real Property or vessels used in the Gaming business) or otherwise to continue to conduct its business substantially as is presently conducted or contemplated to be conducted following the original issue date of the Notes, (2) required by any Gaming Law or (3) required to accomplish the financing and other transactions contemplated hereby.

“Gaming Authority” means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any Gaming Facility owned by the Issuer or any of its Subsidiaries, or with regulatory, licensing or permitting authority or jurisdiction over any Gaming operation (or a proposed Gaming operation) at a Gaming Facility owned by the Issuer or any of its Subsidiaries.

“Gaming Facility” means any casino, hotel, resort, race track at which pari-mutuel wagering is conducted, racino, off-track wagering site, card club casinos, or venue at which Gaming or wagering is conducted, and all related or ancillary property and assets.

“Gaming Laws” means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities owned by the Issuer or any of its Subsidiaries and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses or exercises regulatory, licensing or permit authority or jurisdiction over Gaming Facilities owned by the Issuer or any of its Subsidiaries; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

“Golden Entertainment Master Lease” means the lease agreement, dated as of April 30, 2026, between certain subsidiaries of the Issuer listed on Schedule A thereto, as landlord, and certain subsidiaries of Golden Entertainment, LLC listed on Schedule B thereto, as tenant, for the properties listed on Exhibit A thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department, municipality or instrumentality thereof or therein, including any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank) including any Gaming Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hard Rock Cincinnati Lease” means the lease agreement, dated as of September 20, 2019, by and between Cincinnati Propco LLC, as landlord, and Jack Cincinnati Casino LLC, as tenant, for the real estate assets associated with the Hard Rock Cincinnati Casino, located in Cincinnati, Ohio, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Income Property” means any Real Property or assets or vessels (including any personal property ancillary thereto or used in connection therewith) owned, operated or leased or otherwise controlled by the Issuer or its Subsidiaries and earning, or intended to earn, current income, whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property under the Indenture until the Issuer reclassifies such Income Property as a Redevelopment Property for purposes of the Indenture, upon and after which such property shall be classified as Redevelopment Property under the Indenture.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness; provided, that any premiums, interest (including post-petition interest and payment-in-kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted under the Indenture will not be considered to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(3)	all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (ii) financing of insurance premiums and (iii) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP);

(5)	all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the Fair Market Value of such property and the amount of the Indebtedness secured;

(6)	with respect to any Finance Leases of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(7)	the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including Swap Contracts);

(8)	all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten (10) Business Days; and

(9)	all Guarantees of such Person in respect of Indebtedness of others of the kinds referred to in clauses (1) through (8) above (other than, for the avoidance of doubt, in connection with any completion guarantee);

provided, that Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Issuer or any of its Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Subsidiaries on a consolidated basis in connection with such disposition.

The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (4) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (7) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (w) any obligations of such Person in respect of Cash Management Agreements, (x) any obligations of such Person in respect of employee, consultant or independent contractor deferred compensation and benefit plans, (y) any obligations of such Person in respect of taxes, assessments, governmental charges or levies and (z) any funding obligations of a Person in its capacity as a lender shall not constitute Indebtedness. For all purposes with respect to this definition, the Indebtedness of the Issuer and its Subsidiaries shall exclude (i) any obligations under any Master Leases, (ii) intercompany liabilities arising from or associated with cash management, tax, or accounting operations and made in the ordinary course of business, (iii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business and (iv) operating lease liabilities on the balance sheet in accordance with GAAP.

“Indenture” means the Base Indenture as supplemented by this Fifth Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount of Consolidated EBITDA of the Issuer and its Subsidiaries for the Test Period to (2) Consolidated Interest Expense of the Issuer and its Subsidiaries for such Test Period; provided, however, for purposes of calculating the Interest Coverage Ratio, Consolidated Interest Expense related to any amortization of deferred financing costs and original issue discount shall be excluded.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement or interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Issuer and its Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to such Person or any payment for property or services solely for the account or use of such Person, or otherwise), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person.

“JACK Master Lease” means the lease agreement, dated as of January 24, 2020, by and among Cleveland Propco LLC and Thistledown Propco LLC, collectively, as landlord, and Jack Cleveland Casino LLC and Jack Thistledown Racino LLC, collectively, as tenant, for the real estate assets associated with the Jack Cleveland Casino located in Cleveland, Ohio, and Thistledown Racino, located in North Randall, Ohio, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lucky Strike Master Lease” means the master lease agreement, dated as of October 19, 2023, between certain subsidiaries of the Issuer and certain subsidiaries of Bowlero Corp., as tenant, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Master Leases” means the Caesars Las Vegas Master Lease, the Caesars Regional Master Lease, the Century Master Lease, the Chelsea Piers Master Lease, the EBCI Southern Indiana Lease, the Foundation Master Lease, the Golden Entertainment Master Lease, the Hard Rock Cincinnati Lease, the JACK Master Lease, the Lucky Strike Master Lease, the MGM Grand/Mandalay Bay Lease, the MGM Master Lease, the PENN Master Lease, the PURE Master Lease, any Severance Lease and each Similar Lease entered into after the original issue date of the Notes by the Issuer or any of its Subsidiaries and any other Person (other than the Issuer or a Subsidiary).

“Maturity Date” means October 15, 2031, with respect to the 2031 Notes, and October 15, 2036, with respect to the 2036 Notes.

“MGM” means MGM Resorts International, a Delaware corporation, and, as the context requires, its subsidiaries.

“MGM Grand/Mandalay Bay Lease” means the master lease agreement, dated as of February 14, 2020, by and among Mandalay PropCo, LLC and MGM Grand PropCo, LLC, collectively, as landlord, and MGM Lessee II, LLC, as tenant, for MGM Grand Las Vegas and Mandalay Bay, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“MGM Master Lease” means the lease agreement, dated as of April 29, 2022, between MGP Lessor, LLC, as landlord, and MGM Lessee, LLC, as tenant, for the properties leased to MGM, excluding those leased under the MGM Grand/Mandalay Bay Lease, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“MGM Tax Protection Agreement” means the tax matters agreement among VICI OP, VICI REIT and the Initial Protected Parties (as defined therein) dated as of April 29, 2022.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Funded Senior Secured Indebtedness” means, as of any date of determination, Net Funded Total Indebtedness that is Secured Indebtedness (other than any such Net Funded Total Indebtedness that is expressly subordinated in right of payment to the Notes and all obligations with respect to the Notes pursuant to a written agreement).

“Net Funded Total Indebtedness” means, as of any date of determination, (a) the sum, without duplication, of the aggregate principal amount of all outstanding Indebtedness of the Issuer and any of its Subsidiaries (other than any such Indebtedness that has been discharged) of the kind described in clause (1) of the definition of “Indebtedness,” Indebtedness evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing (to be included only to the extent set forth in clause (ii) below); provided that (i) Net Funded Total Indebtedness shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder and (ii) Net Funded Total Indebtedness shall not include Guarantees; provided, however, that if and when any such Guarantee is demanded for payment from the Issuer or any of its Subsidiaries, then the amounts of such Guarantees shall be included in such calculations, minus (b) Unrestricted Cash in an amount not to exceed $250 million.

“Par Call Date” means, in the case of the 2031 Notes, September 15, 2031 (the date that is one month prior to the Maturity Date of the 2031 Notes) and, in the case of the 2036 Notes, July 15, 2036 (the date that is three months prior to the Maturity Date of the 2036 Notes).

“PENN Master Lease” means the lease agreement, dated as of December 4, 2025, by and between Greektown Propco LLC and Margaritaville Propco LLC, as lessor, and Penn Tenant III, LLC and Penn Tenant II, LLC, as lessee, for the Hollywood Casino at Greektown in Detroit, Michigan and Margaritaville Resort Casino in Bossier City, Louisiana, respectively, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the common stock of VICI REIT purchased by the Issuer in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the common stock of VICI REIT sold by the Issuer substantially concurrently with any purchase by the Issuer of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” means that certain Pledge Agreement, dated as of April 29, 2022, by VICI OP, as pledgor, in favor of the Trustee, for itself and the Notes Secured Parties (as defined in the Pledge Agreement), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Pledged Interests” has the meaning set forth in the Pledge Agreement.

“Possible Future Guarantee” has the meaning specified in Section 3.1.

“Possible Future Guarantor” has the meaning specified in Section 3.1.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the original issue date of the Notes or issued thereafter, including all series and classes of such preferred or preference stock.

“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:

(1)	if the specified Person or any of its Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, then the Consolidated Interest Expense will be calculated giving Pro Forma effect (determined in good faith by the Issuer) to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;

(2)	asset sales and asset acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or by any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, will be given Pro Forma effect (including giving Pro Forma effect to the receipt and application of the proceeds of any asset sale) (determined in good faith by the Issuer) as if they had occurred and such proceeds had been applied on the first day of such specified period, provided that for purposes of calculating any ratio or determining compliance with the covenants set forth under Section 2.1 of this Fifth Supplemental Indenture and under Article Eight of the Base Indenture, including Investments or acquisitions (and the Incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Investments or acquisitions (and any increase or decrease in Consolidated Net Income, Consolidated EBITDA, or Adjusted Total Assets and the component financial definitions used therein attributable to such transaction) had occurred on the first day of the applicable Test Period;

(3)	Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;

(4)	the Consolidated EBITDA and Consolidated Net Income attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded;

(5)	the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Subsidiaries following the Transaction Date;

(6)	any Person that is or will become a Subsidiary on the Transaction Date will be deemed to have been a Subsidiary at all times during the specified period;

(7)	any Person that is not, or will cease to be, a Subsidiary on the Transaction Date will be deemed not to have been a Subsidiary at any time during the specified period; and

(8)	if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:

(1)	were attributable to an asset sale, asset acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the Transaction Date and that (a) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (b) the Issuer reasonably determines will actually be realized within 18 months of the Transaction Date; or

(2)	were actually implemented on or prior to the Transaction Date in connection with or as a result of an asset sale, asset acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.

“PURE Master Lease” means the lease agreement, dated as of January 6, 2023, by and among PURE CAN Holdings GP 1 ULC, PURE CAN Holdings GP 2 ULC, PURE CAN Holdings GP 3 ULC and PURE CAN Holdings GP 4 ULC, collectively, as landlord, and PURE Canadian Gaming Corp., as tenant, for the (i) PURE Casino Edmonton located in Edmonton, Alberta, (ii) PURE Casino Yellowhead located in Edmonton, Alberta, (iii) PURE Casino Calgary located in Calgary, Alberta, (iv) PURE Casino Lethbridge located in Lethbridge, Alberta, (v) Deerfoot Inn & Casino located in Calgary, Alberta and (vi) the Great Northern Casino and two adjacent limited-service hotels located in Grande Prairie, Alberta, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Real Property” means (i) each parcel of real property leased or operated by the Issuer or its Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Issuer or its Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Record Date” means the 2031 Notes Record Date and the 2036 Notes Record Date, as applicable (in each case as defined in Article One).

“Redevelopment Property” means any Real Property that operates or is intended to operate as an Income Property (1) that is designated by the Issuer as a “Redevelopment Property,” (2)(A)(i) that has been acquired by the Issuer or its Subsidiaries with a view toward renovating or rehabilitating such Real Property at an aggregate anticipated cost of at least 10.0% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30.0% of the square footage of such Real Property or (ii) that the Issuer or its Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10.0% of the Adjusted Total Assets consisting of or related to such Real Property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Consolidated EBITDA attributable to such Real Property by at least 30.0% as compared to the immediately preceding comparable prior period and (B) with respect to which the Issuer or its Subsidiaries thereof have entered into a binding construction contract or construction has commenced and (3) that does not qualify as a “Development Property.” Each Redevelopment Property shall continue to be classified as a Redevelopment Property under the Indenture until the Issuer reclassifies such Real Property as an Income Property for purposes of the Indenture, upon and after which such Real Property shall be classified as an Income Property under the Indenture.

“Refinancing Indebtedness” means Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund, in whole or in part, any Indebtedness in an amount not to exceed the amount so refinanced plus the aggregate of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing (any such action, to “Refinance” or a “Refinancing”); provided that Indebtedness will be permitted only if:

(1)	such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the Notes, if applicable; and

(2)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of (i) the Stated Maturity of the Indebtedness to be Refinanced, or (ii) the date that is ninety-one (91) days after the Stated Maturity of the Notes of each series, and the Average Life of such new Indebtedness is at least equal to the earlier of (A) the remaining Average Life of the Indebtedness to be Refinanced, or (B) ninety-one (91) days more than the Average Life of each series of the Notes.

“Related Businesses” means the development, ownership, leasing or operation of (i) Gaming Facilities, (ii) hotel facilities, retail facilities, entertainment facilities, amusement facilities or experiential facilities related or ancillary to Gaming Facilities and (iii) hotel facilities, retail facilities, entertainment facilities, amusement facilities or experiential facilities and land held for potential development or under development as Gaming Facilities, hotel facilities, retail facilities, entertainment facilities, amusement facilities and experiential facilities (including related or ancillary uses and including Investments in any such Related Businesses or assets related thereto).

“Reporting Date” means the last day of the most recently completed fiscal quarter of the Issuer for which financial statements have been or are required to be delivered pursuant to Section 704 of the Base Indenture.

“Secured Indebtedness” means the portion of outstanding Indebtedness secured by a Lien upon the properties or other assets of the Issuer or any of its Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Net Debt to Adjusted Total Assets Ratio” means, as of any date of determination, the ratio of (a) the outstanding principal amount of Net Funded Senior Secured Indebtedness to (b) Adjusted Total Assets.

“Severance Lease” means any “Severance Lease” (as defined in the Caesars Las Vegas Master Lease and the Caesars Regional Master Lease), any “Separate Lease” (as defined in the MGM Master Lease) and any similar leases permitted under any of the other Master Leases.

“Significant Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including a merger or consolidation or any other combination with another Person) by one or more of the Issuer and its Subsidiaries of properties or assets of a Person (or the capital stock of a Person) for a purchase price in excess of 5% of Total Assets or its foreign currency equivalent.

“Similar Lease” means a lease that is entered into by the Issuer or any of its Subsidiaries with another Person (other than the Issuer or its Subsidiary) for the purpose of, or with respect to operating or managing Gaming Facilities, Related Businesses, lodging, leisure and entertainment-related, amusement or experiential Real Property assets of the Issuer or its Subsidiaries.

“Stated Maturity” means:

(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute a Swap Contract.

“S&P” means S&P Global Ratings and its successors.

“Test Period” means the most recently completed fiscal quarter of the Issuer for which financial statements have been or are required to be delivered pursuant to Section 704 of the Base Indenture and the three fiscal quarters immediately preceding such fiscal quarter.

“Total Assets” means, as of any date of determination, Consolidated EBITDA of the Issuer and its Subsidiaries for the Test Period most recently ended on or prior to such date of determination divided by 7.00%, plus:

(1)	in the case of any Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) prior to the date when financial results for at least one complete fiscal quarter following completion or opening of the applicable development project are available, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation) of any such Development Property or Redevelopment Property (or former Development Property or Redevelopment Property) owned or leased by the Issuer and its Subsidiaries as of the Reporting Date; plus

(2)	100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased by the Issuer and its Subsidiaries as of the Reporting Date; plus

(3)	an amount (but not less than zero) equal to all Unrestricted Cash and Cash Equivalents on hand of the Issuer and its Subsidiaries as of the Reporting Date that are not netted against indebtedness in the determination of Net Funded Total Indebtedness or Net Funded Senior Secured Indebtedness, as applicable; plus

(4)	an amount (but not less than zero) equal to all earnest money deposits associated with potential acquisitions by the Issuer and its Subsidiaries as of the Reporting Date that are not netted against indebtedness in the determination of Net Funded Total Indebtedness or Net Funded Senior Secured Indebtedness, as applicable; plus

(5)	the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other Investments (for the avoidance of doubt, other than Income Properties, Development Properties, Redevelopment Properties and unimproved land) held by the Issuer and its Subsidiaries as of the Reporting Date (exclusive of goodwill and other intangible assets); plus

(6)	the book value of all other assets (for the avoidance of doubt, other than Income Properties and assets included in clause (1), (2), (3), (4) or (5) above) of the Issuer and its Subsidiaries as of the Reporting Date, all determined on a consolidated basis in accordance with GAAP;

provided that, the Consolidated EBITDA attributable to any Development Property, Redevelopment Property or undeveloped land (or former Development Property, Redevelopment Property or undeveloped land) or other asset the book value of which is included in Total Assets under clauses (1), (2), (5) or (6) above, shall be excluded. Total Assets shall not include any right of use assets associated with an operating lease in accordance with GAAP.

“Total Net Debt to Adjusted Total Assets Ratio” means, as of any date of determination, the ratio of (a) Net Funded Total Indebtedness to (b) Adjusted Total Assets.

“Total Unencumbered Assets” means, as of any date, the Adjusted Total Assets of the Issuer and its Subsidiaries as of such date (excluding any assets in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities), less any such assets pledged as of such date as collateral to secure any obligations with respect to Secured Indebtedness.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Issuer or any of its Subsidiaries, the date such Indebtedness is to be Incurred.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appears or appear, as applicable, after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)–H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date of the notice of redemption H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date of the notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Unrestricted Cash” means, as of any date of determination, all cash and Cash Equivalents included in the balance sheets of the Issuer and its Subsidiaries as of such date that, in each case, are free and clear of all Liens that do not secure Indebtedness for borrowed money.

“Unsecured Debt” means, for any Person, any Indebtedness of such Person or its Subsidiaries which is not Secured Indebtedness.

“VICI OP” means VICI Properties OP LLC and its permitted successors and assigns.

“VICI REIT” means VICI Properties Inc. and its permitted successors and assigns.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.2         Creation of Notes. In accordance with Section 301 of the Base Indenture, the Issuer hereby creates each series of Notes as a separate series of its Securities, entitled (a) “5.400% Senior Notes due 2031” and (b) “5.750% Senior Notes due 2036”, each issued pursuant to the Indenture. Subject to the exceptions set forth in Section 301(3) of the Base Indenture and Section 1.7 hereof, (i) the 2031 Notes shall initially be limited to an aggregate principal amount equal to $900,000,000 and (ii) the 2036 Notes shall initially be limited to an aggregate principal amount equal to $850,000,000.

Section 1.3         Form of Notes. The Notes of each series shall be issued in the form of one or more permanent fully registered global securities (each, a “Global Note,” and collectively, the “Global Notes”), that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of a Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of such Note represented by such Global Note for all purposes under the Indenture.

Section 1.4         Certain Terms and Provisions of the 2031 Notes. The 2031 Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Fifth Supplemental Indenture, and in particular, the following provisions shall be terms of the 2031 Notes:

(a)            Registration and Form. The 2031 Notes shall be issuable in fully registered, book-entry form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each 2031 Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of 2031 Note attached as Exhibit A hereto.

(b)            Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Issuer in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The 2031 Notes shall mature, and the unpaid principal thereon, shall be payable, on October 15, 2031, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the 2031 Notes shall be 5.400%. Interest on the 2031 Notes will be payable semi-annually in arrears on each April 15 and October 15, commencing April 15, 2027 (each, a “2031 Notes Interest Payment Date”) and, unless earlier redeemed pursuant to Section 1.6, on the Stated Maturity of the 2031 Notes as specified in this Section 1.4(b), to the Persons in whose names the 2031 Notes are registered in the Security Register applicable to the 2031 Notes at the close of business on April 1 for the 2031 Notes Interest Payment Dates of April 15, and October 1 for the 2031 Notes Interest Payment Dates of October 15 (in each case, whether or not a Business Day) (each such date being a “2031 Notes Record Date”). Interest on the 2031 Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from August 14, 2026.

(c)            Price to Public. The initial 2031 Notes will be issued at a public offering price of 99.966% of the principal amount thereof.

(d)            Sinking Fund. The 2031 Notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Section 1.5         Certain Terms and Provisions of the 2036 Notes. The 2036 Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Fifth Supplemental Indenture, and in particular, the following provisions shall be terms of the 2036 Notes:

(a)            Registration and Form. The 2036 Notes shall be issuable in fully registered, book-entry form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each 2036 Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of 2036 Note attached as Exhibit B hereto.

(b)            Payment of Principal and Interest. All payments of principal, premium, if any, and interest in respect of the Global Notes will be made by the Issuer in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The 2036 Notes shall mature, and the unpaid principal thereon, shall be payable, on October 15, 2036, subject to the provisions of the Base Indenture. The rate per annum at which interest shall be payable on the 2036 Notes shall be 5.750%. Interest on the 2036 Notes will be payable semi-annually in arrears on each April 15 and October 15, commencing April 15, 2027 (each, a “2036 Notes Interest Payment Date”) and, unless earlier redeemed pursuant to Section 1.6, on the Stated Maturity of the 2036 Notes as specified in this Section 1.5(b), to the Persons in whose names the 2036 Notes are registered in the Security Register applicable to the 2036 Notes at the close of business on April 1 for the 2036 Notes Interest Payment Dates of April 15, and October 1 for the 2036 Notes Interest Payment Dates of October 15 (in each case, whether or not a Business Day) (each such date being a “2036 Notes Record Date”). Interest on the 2036 Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from August 14, 2026.

(c)            Price to Public. The initial 2036 Notes will be issued at a public offering price of 98.375% of the principal amount thereof.

(d)            Sinking Fund. The 2036 Notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Section 1.6         Redemption of the Notes.

(a)            Redemption at the Option of the Issuer.

(1)            Prior to the applicable Par Call Date, the Issuer may redeem the Notes of either series at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(A)            (i) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed discounted to the Redemption Date (assuming the Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points in the case of the 2031 Notes and 25 basis points in the case of the 2036 Notes, less (ii) interest accrued to the Redemption Date; and

(B)            100% of the principal amount of the Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the applicable Par Call Date, the Issuer may redeem either series of Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

Notwithstanding the foregoing, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption). The Issuer shall not redeem the Notes pursuant to this Section 1.6(a) if on any date the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date.

(b)            Gaming Redemption. If any Gaming Authority requires that a Holder or Beneficial Owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such Holder or Beneficial Owner:

(1)            fails to apply for a license, qualification or a finding of suitability within thirty (30) days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

(2)            is denied such license or qualification or not found suitable, or if any Gaming Authority otherwise requires that Notes from any Holder or Beneficial Owner be redeemed (the receipt of notice from a Gaming Authority of any of the foregoing events are collectively referred to herein as “Gaming Redemption Events”), subject to applicable Gaming Laws, the Issuer will have the right, at its option:

(a)            to require any such Holder or Beneficial Owner to dispose of its Notes within thirty (30) days (or such earlier date as may be required by the applicable Gaming Authority) of a Gaming Redemption Event, or

(b)            to call for the redemption of the Notes of such Holder or Beneficial Owner at a Redemption Price equal to the least of:

(i)            the principal amount thereof, together with accrued and unpaid interest to the earlier of the Redemption Date or the date of a Gaming Redemption Event,

(ii)           the price at which such Holder or Beneficial Owner acquired the Notes, together with accrued and unpaid interest to the earlier of the Redemption Date or the date of a Gaming Redemption Event, or

(iii)           such other lesser amount as may be required by any Gaming Authority.

Notwithstanding the foregoing, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuer will pay the full amount of accrued and unpaid interest, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption).

The Issuer will notify the Trustee in writing of any such redemption pursuant to this Section 1.6(b) as soon as practicable. The Holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability. Notwithstanding any other provision of this Fifth Supplemental Indenture, immediately upon a Gaming Redemption Event, such Person shall, to the extent required by applicable Gaming Laws, have no further right (i) to exercise, directly or indirectly, through any trustee, nominee or any other person or entity, any right conferred by such Notes, or (ii) to receive any interest, dividends or any other distributions or payments with respect to such Notes or any remuneration in any form with respect to such Notes from the Issuer or the Trustee, except the Redemption Price. Notwithstanding anything in the Base Indenture to the contrary, notices of redemption may be sent or given less than ten (10) days or more than sixty (60) days prior to the Redemption Date if so required by any applicable Gaming Authority in connection with a redemption pursuant to this Section 1.6(b).

(c)            Payment of Notes Called for Redemption by the Issuer.

(1)            If notice of redemption has been given as provided in Article Eleven of the Base Indenture for a series of the Notes, such Notes or portion of such Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of such Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2)            The Notes will not be convertible or exchangeable for any other security or property.

Section 1.7         Additional Issues. The Issuer may, from time to time, without the consent of the Holders of the applicable series of Notes, create and issue further securities having the same terms and conditions, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes of such series, and, if applicable, the first Interest Payment Date (as applicable to such series of Notes) and the initial interest accrual date, with the same CUSIP number as the applicable series of Notes so long as such additional Notes are fungible for U.S. federal income tax purposes with such applicable series of previously outstanding Notes. Any additional Notes of such series would rank equally and ratably in right of payment and shall be consolidated with and shall form a single series with the previously outstanding Notes.

Section 1.8         Book-Entry Provisions. This Section 1.8 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a)            The Issuer shall execute and the Trustee shall, in accordance with this Section 1.8 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b)            Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE Two
ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Issuer hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1         Limitations on Incurrence of Debt.

(a)            Aggregate Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness, on a Pro Forma Basis, the Total Net Debt to Adjusted Total Assets Ratio would exceed 0.60 to 1.00; provided that such ratio may exceed 0.60 to 1.00 on or after the consummation of a Significant Acquisition so long as (i) such ratio does not exceed 0.60 to 1.00 as of the end of more than four consecutive fiscal quarters in relation to any such Significant Acquisition and (ii) such ratio does not exceed 0.65 to 1.00 as of the end of any such fiscal quarter.

(b)            Secured Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Secured Indebtedness if, immediately after giving effect to the Incurrence of such Secured Indebtedness, on a Pro Forma Basis, the Senior Secured Net Debt to Adjusted Total Assets Ratio would exceed 0.40 to 1.00.

(c)            Debt Service Test. The Issuer will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness, on a Pro Forma Basis, the Interest Coverage Ratio of the Issuer and its Subsidiaries on a consolidated basis would be less than 1.5 to 1.0.

(d)            Exceptions. Notwithstanding the restrictions set forth in Sections 2.1(a), 2.1(b) and 2.1(c) herein, in the event that Indebtedness Incurred is Refinancing Indebtedness, then the Issuer and its Subsidiaries will not be required to satisfy any of the foregoing tests in order to Incur such Refinancing Indebtedness.

(e)            Maintenance of Total Unencumbered Assets. The Issuer shall maintain Total Unencumbered Assets as of each Reporting Date of not less than 150% of the aggregate outstanding principal amount of the Issuer’s and its Subsidiaries’ Unsecured Debt as of such Reporting Date, all calculated on a consolidated basis in accordance with GAAP.

Section 2.2         Covenant Defeasance and Waiver of Covenants. The covenants set forth in Section 2.1 herein and shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

ARTICLE Three
POSSIBLE FUTURE GUARANTORS

Section 3.1         Possible Future Guarantor.

If and for so long as a domestic Subsidiary of the Issuer (each, a “Possible Future Guarantor”) guarantees amounts outstanding under the Credit Agreement, such entity will be required to guarantee the payment of principal of and premium, if any, and interest on, the Notes of each series when due on the same basis as such entity’s guarantee under the Credit Agreement together with amounts owing to the Trustee as provided in Article Sixteen of the Base Indenture (each, a “Possible Future Guarantee”); provided, that if at any time a Possible Future Guarantor no longer guarantees or is required to guarantee the amounts outstanding under the Credit Agreement, then such entity’s obligation to be a Possible Future Guarantor under any Possible Future Guarantee will immediately cease and automatically be terminated (including the effectiveness of any supplemental indenture executed pursuant to Section 3.2) from such date and without any other action by any Person and without the execution or delivery of any supplemental indenture or other instrument; provided that the Trustee shall be entitled to receive an Officer’s Certificate to the effect that such entity’s obligations to be a Possible Future Guarantor under any Possible Future Guarantee shall have ceased and terminated; provided, further, that if, following the cessation and termination of such obligation, such Possible Future Guarantor subsequently guarantees any amounts under the Credit Agreement, it shall again be required to guarantee the Notes of each series together with amounts owing to the Trustee pursuant to Article Sixteen of the Base Indenture to the extent provided herein.

Section 3.2         Evidence of Possible Future Guarantees. If a Possible Future Guarantor is required to guarantee the Notes of each series and amounts owing to the Trustee pursuant to Article Sixteen of the Base Indenture and pursuant to Section 3.1, such Possible Future Guarantor shall execute and deliver to the Trustee a supplemental indenture to evidence such guarantee within ten (10) Business Days of such requirement. For so long as any Possible Future Guarantor guarantees the Notes of either series and amounts owing to the Trustee pursuant to Article Sixteen of the Base Indenture, it agrees that it waives and will not in any manner whatsoever claim or take the benefit or advantage of any right of reimbursement, indemnity or subrogation or any other rights against the Issuer as a result of any payment by the Possible Future Guarantor under its Possible Future Guarantee until the Notes of such series and amounts owing to the Trustee pursuant to Article Sixteen of the Base Indenture have been paid in full.

ARTICLE Four
EQUITY PLEDGE

Section 4.1         Grant of Security Interest. The Obligations with respect to the Notes will be secured as provided in the Pledge Agreement. Each Holder of a Note, by its acceptance thereof, consents and agrees to the terms of the Pledge Agreement as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Trustee to perform its obligations and exercise its rights thereunder in accordance therewith. Whether or not expressly provided in the Pledge Agreement, in acting thereunder, the Trustee shall be entitled to all of the rights, privileges, immunities and indemnities set forth in the Indenture.

Section 4.2         Termination of Security Interest. Pursuant to the Pledge Agreement, the security interest in the Pledged Interests shall automatically terminate with respect to a series of Notes (i) upon payment in full of the principal of, together with premium, if any, and accrued and unpaid interest on, such series of Notes and all other Obligations under the Indenture that are due and payable at or prior to the time such principal, premium, if any, and interest, are paid with respect to such series of Notes; (ii) upon defeasance or covenant defeasance pursuant to Section 402 of the Base Indenture or discharge of the Indenture in accordance with the provisions set forth in Section 401 of the Base Indenture, in each case, with respect to such series of Notes; provided that the funds deposited with the Trustee, in trust, for the benefit of the Holders as required by Sections 401 and 402 of the Base Indenture hereof shall not be released other than in accordance with such provisions; or (iii) at the option of VICI OP, six months following the termination of the MGM Tax Protection Agreement; provided that, in the case of this clause (iii), the security interest in the Pledged Interests has been released or will be simultaneously released under the Credit Agreement and any other outstanding Capital Markets Indebtedness of the Issuer. Upon receipt of an Officer’s Certificate from the Issuer certifying the satisfaction of the foregoing conditions, the Trustee shall, at the sole expense of the Issuer, execute, deliver or acknowledge (with such notarizations as are required) any necessary or proper instruments of termination, satisfaction or release to evidence the termination of the security interest in the Pledged Interests permitted to be terminated pursuant to the Pledge Agreement. The Trustee shall not be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in the Pledge Agreement to the contrary, the Trustee shall not be under any obligation to release any such security interest, or execute and deliver any such instrument of termination, satisfaction or release, unless and until it receives such Officer’s Certificate.

Section 4.3         Authorization of Actions to Be Taken by the Trustee Under the Pledge Agreement. Subject to the provisions of Sections 601 and 602 of the Base Indenture, the Trustee may, without the consent of the Holders, and at the Issuer’s sole expense, take all actions it deems necessary or appropriate in order to enforce any of the terms of the Pledge Agreement. The Trustee will have the power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the security interest in the Pledged Interests by any acts that may be unlawful or in violation of the Indenture or the Pledge Agreement, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of the Notes in the Pledged Interests (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest in the Pledged Interests or be prejudicial to the interests of the Holders or of the Trustee).

Section 4.4         No Representations; Further Assurances. Neither the Trustee nor any of its officers, directors, employees, attorneys or agents makes any representations as to and shall not be responsible or liable for the existence, genuineness, value, protection or condition of any of the Pledged Interests or as to the security afforded or intended to be afforded thereby, hereby or by the Pledge Agreement, or for the legality, sufficiency, effectiveness, validity, perfection, priority or enforceability of the security interests in any of the Pledged Interests created or intended to be created by the Pledge Agreement, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder or under the Pledge Agreement, for the validity or sufficiency of the Pledge Agreement or any agreement or assignment contained therein, for the validity of the title of the pledgor under the Pledge Agreement to the Pledged Interests, for insuring the Pledged Interests or for the payment of taxes, charges, assessments or liens upon the Pledged Interests or otherwise as to the maintenance of the Pledged Interests or any defect or deficiency as to any such matters. The Trustee hereby disclaims any representation or warranty to the present and future Holders of Notes concerning the perfection of the security interests granted under the Pledge Agreement or the value of any of the Pledged Interests.

Section 4.5         Certain Rights of Trustee under the Pledge Agreement.

(a)            The Trustee shall have all the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities and immunities provided in the Pledge Agreement and, additionally, shall have all the rights (including indemnification rights), benefits, privileges, protections, indemnities and immunities in its dealings under the Pledge Agreement as are provided to the Trustee under the Indenture and under applicable law, all of which are incorporated herein mutatis mutandis.

(b)            Except as required or permitted by the Pledge Agreement, the Holders, by accepting a Note, acknowledge that the Trustee will not be obligated under the Pledge Agreement:

(i)             to act upon directions purported to be delivered to it by any Person, except in accordance with the Pledge Agreement and the Indenture;

(ii)            to foreclose upon or otherwise enforce any security interest granted pursuant to the Pledge Agreement; or

(iii)           to take any other action whatsoever with regard to the Pledge Agreement (including any security interests granted thereunder) or the Pledged Interests.

(c)            For the avoidance of doubt, with respect to any applicable series of Notes, the Trustee will have no discretion under the Indenture or the Pledge Agreement and will not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes of such series.

(d)            Other than in connection with a release of the Pledged Interests in accordance with Section 4.2, in each case that the Trustee may or is requested or required hereunder or under the Pledge Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell the Pledged Interests or otherwise to act hereunder or under the Pledge Agreement, the Trustee may, with respect to either applicable series of Notes, seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes of such series. The Trustee will not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes of either series. If the Trustee requests direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes of either series with respect to any Action, the Trustee will be entitled to refrain from such Action until it has received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes of such series, and if requested, indemnity satisfactory to it, and the Trustee will not incur liability to any Person by reason of so refraining.

ARTICLE Five
TRUSTEE

Section 5.1         Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Issuer. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

Section 5.2         Preferential Collection of Claims. If and when the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Issuer (or any such other obligor). The Trustee is permitted to engage in other transactions with the Issuer and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Section 5.3         Calculation with Respect to the Notes. The Issuer shall be responsible for making all calculations required under this Fifth Supplemental Indenture or with respect to the Notes. The Issuer will make such calculations in good faith and, absent manifest error, the Issuer’s calculations will be final and binding on the Trustee and the Holders of the Notes. The Issuer shall provide a schedule of its calculations to the Trustee promptly after it makes such calculations, and the Trustee shall be entitled to rely upon the accuracy of the Issuer’s calculations without independent investigation or verification. The Trustee shall forward the Issuer’s calculations to any Holder of the Notes upon request.

ARTICLE Six
MISCELLANEOUS PROVISIONS

Section 6.1         Ratification of Base Indenture. This Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Fifth Supplemental Indenture and the Base Indenture, the language of this Fifth Supplemental Indenture shall control.

Section 6.2         Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.3         Successors and Assigns. All covenants and agreements in this Fifth Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 6.4         Separability Clause. In case any one or more of the provisions contained in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

Section 6.5         Governing Law. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. This Fifth Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Fifth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 6.6         Counterparts. This Fifth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. This Fifth Supplemental Indenture may be signed by manual, facsimile or pdf or other electronically-imaged signature (including, without limitation, DocuSign or AdobeSign). Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed all as of the day and year first above written.

VICI PROPERTIES L.P., as Issuer

By:	VICI PROPERTIES GP LLC, its general partner

By:	/s/ David A. Kieske
Name:	David A. Kieske
Title:	Treasurer

[Signature Page to Fifth Supplemental Indenture]

UMB BANK, NATIONAL ASSOCIATION, as Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Teresa Donofrio
Name:	Teresa Donofrio
Title:	Senior Vice President

[Signature Page to Fifth Supplemental Indenture]

EXHIBIT A

Form of 5.400% Senior Note due 2031

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE BASE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

VICI PROPERTIES L.P.
5.400% SENIOR NOTE DUE 2031

No. [     ]

CUSIP No.: 925650AL7

ISIN: US925650AL71

$[         ]

VICI Properties L.P., a Delaware limited partnership (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of [     ] ($[     ]), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on October 15, 2031 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing April 15, 2027, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 5.400%, from the April 15 and October 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from August 14, 2026 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five (5) Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the April 1 and October 1 (whether or not a Business Day) next preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

* Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [     ], 20[     ]

VICI PROPERTIES L.P., as Issuer

By:	VICI PROPERTIES GP LLC, its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [     ], 20[     ]

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:	Authorized Signatory
Title

REVERSE SIDE OF NOTE

VICI PROPERTIES L.P.
5.400% SENIOR NOTE DUE 2031

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 5.400% Senior Notes due 2031 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of April 29, 2022 (herein called the “Base Indenture”), between the Issuer and UMB Bank, National Association, as trustee (herein called the “Trustee”), as supplemented by the Fifth Supplemental Indenture dated as of August 14, 2026 (herein called the “Fifth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Base Indenture.

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.6 of the Fifth Supplemental Indenture and Article Eleven of the Base Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture and Articles Three and Four of the Fifth Supplemental Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer, the Company or any Possible Future Guarantor, or of any of the Issuer’s, the Company’s or any Possible Future Guarantor’s predecessors or successors, either directly or through the Issuer, the Company or any Possible Future Guarantor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT B

Form of 5.750% Senior Note due 2036

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE BASE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

VICI PROPERTIES L.P.
5.750% SENIOR NOTE DUE 2036

No. [   ]

CUSIP No.: 925650AM5

ISIN: US925650AM54

$[         ]

VICI Properties L.P., a Delaware limited partnership (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of [ ] ($[ ]), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on October 15, 2036 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing April 15, 2027, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 5.750%, from the April 15 and October 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from August 14, 2026 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five (5) Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the April 1 and October 1 (whether or not a Business Day) next preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

* Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [   ], 20[   ]

VICI PROPERTIES L.P.,
as Issuer

By:	VICI PROPERTIES GP LLC, its general partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: [   ], 20[   ]

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:	Authorized Signatory
Title

REVERSE SIDE OF NOTE

VICI PROPERTIES L.P.
5.750% SENIOR NOTE DUE 2036

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 5.750% Senior Notes due 2036 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of April 29, 2022 (herein called the “Base Indenture”), between the Issuer and UMB Bank, National Association, as trustee (herein called the “Trustee”), as supplemented by the Fifth Supplemental Indenture dated as of August 14, 2026 (herein called the “Fifth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Base Indenture.

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.6 of the Fifth Supplemental Indenture and Article Eleven of the Base Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture and Articles Three and Four of the Fifth Supplemental Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer, the Company or any Possible Future Guarantor, or of any of the Issuer’s, the Company’s or any Possible Future Guarantor’s predecessors or successors, either directly or through the Issuer, the Company or any Possible Future Guarantor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.